UNITED STATES  SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 28, 2020

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35358	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street,		Suite 700	77002-2761
Houston,	TX
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code	(877)	290-2772

(Former name or former address if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common units representing limited partner interests	TCP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

On July 28, 2020, TC PipeLines, LP (the “Partnership”) received notice that, effective August 31, 2020, Sean Brett will retire from TC Energy Corporation, the ultimate parent company of the Partnership’s general partner, TC PipeLines GP, Inc. (the “General Partner”), and resign as a member of the Board of Directors (the “Board”) of the General Partner. Mr. Brett’s resignation is not due to any disagreement with the Partnership, its management or the Board on any matter relating to its operations, policies or practices.

On July 28, 2020, Walentin (Val) Mirosh notified that Partnership that he will resign as a member of the Board, and any committees of the Board, effective August 4, 2020. His resignation is not due to any disagreement with the Partnership, its management or the Board on any matter relating to its operations, policies or practices.

Mr. Mirosh’s resignation will result in a vacancy for an independent director on the Audit Committee and the Conflicts Committee of the Board. Following his departure, the Audit Committee will have two members who satisfy the independence requirements of Section 303A.02 of the NYSE Listed Company Manual. The Partnership is actively searching for an independent director to replace Mr. Mirosh and to comply with Section 303A.07 of the NYSE Listed Company Manual, which requires a listed company’s audit committee to have a minimum of three independent directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP
by: TC PipeLines GP, Inc.,
its general partner

By:	/s/ Jon Dobson
Jon Dobson
Secretary

Dated:  July 28, 2020

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